Exhibit 99.2

PART II

ITEM 6:	SELECTED FINANCIAL DATA

The information contained in this item has been updated to reflect our adoption of the following new accounting pronouncements discussed further in the notes to the consolidated financial statements:

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. APB 14-1 (“FSP 14-1”), Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion, which has impacted the accounting for our convertible notes as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements, and in Note 16 to the consolidated financial statements;

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the retrospective application of the January 1, 2009 adoption of SFAS No. 160 (“FAS 160”), Noncontrolling Interests in Consolidated Financial Statements, which has impacted the presentation of our noncontrolling interests as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements; and

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. EITF 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which has impacted the presentation of the calculation of EPS as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements.

The information in this item has also been updated to reflect the reclassification of certain amounts to discontinued operations in accordance with SFAS No. 144 (“FAS 144”), Accounting for Impairment or Disposal of Long-Lived Assets, as a result of a property classified as held for sale subsequent to December 31, 2008 as discussed further in Note 2 to the consolidated financial statements.

The following table sets forth our selected financial data on a historical basis, which has been revised for properties disposed of or classified as held for sale in accordance with SFAS No. 144. Refer to Note 3 of the consolidated financial statements. The following data should be read in conjunction with our financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this form 10-K.

	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Real estate rental revenue	$281,315	$251,725	$204,991	$176,682	$159,205
Income from continuing operations	$8,948	$26,432	$33,779	$36,552	$37,407
Discontinued operations:
Income from operations of properties sold or held for sale	$3,070	$6,214	$4,478	$4,247	$7,283
Gain on sale of real estate	$15,275	$25,022	—	$37,011	$1,029
Net income	$27,293	$57,668	$38,257	$77,810	$45,719
Net income attributable to the controlling interests	$27,082	$57,451	$38,053	$77,638	$45,564
Income from continuing operations attributable to the controlling interests per share – diluted	$0.18	$0.56	$0.77	$0.86	$0.89
Earnings attributable to the controlling interests per share – diluted	$0.55	$1.24	$0.87	$1.84	$1.09
Total assets	$2,109,407	$1,897,018	$1,530,863	$1,139,159	$1,012,393
Lines of credit payable	$67,000	$192,500	$61,000	$24,000	$117,000
Mortgage notes payable	$421,286	$252,484	$229,240	$161,631	$164,942
Notes payable	$890,679	$861,819	$719,862	$518,600	$319,597
Shareholders’ equity	$636,630	$502,540	$449,922	$380,305	$366,009
Cash dividends paid	$85,564	$78,050	$72,681	$67,322	$64,836
Cash dividends declared and paid per share	$1.72	$1.68	$1.64	$1.60	$1.55